Exhibit 99.2

These prepared remarks should be viewed solely in conjunction with the related quarter’s conference call webcast and earnings press release. The webcast includes the prepared remarks as well as a question and answer session, if applicable.

The prepared remarks set forth below contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to: our projected financial results; cash and investment forecasts; future and potential sales or projects; our expectations related to initiatives with Texas Instruments and Qualcomm and our plans for general expansion of our proprietary products; expectations for our Handset Certification Platform and other TestQuest products; expanding our sales channel in Asia and adding additional engineering services in Taiwan and China; growth in our work on Android and other platforms; expectations with regard to expanding territories for our third-party license sales and adding additional third-party products to our offerings; and, our expectations with regard to future sales and opportunities of Microsoft and other third-party products. All of the statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from such statements. There can be no assurances that forward-looking statements will be achieved. Important factors that could cause actual results to differ materially from those indicated in forward-looking statements include: whether we are able to maintain our existing favorable relationships with Microsoft Corporation and other strategic partners and customers; whether our customers choose to use products from Microsoft, Texas Instruments, Qualcomm, Adobe and other manufacturers or suppliers that we sell or have partnered with; risks, uncertainties and changes in our or our customers’ financial condition; our ability to execute our product strategies for the Handset Certification Platform, other TestQuest products, and our overall proprietary products strategy; our sales executives’ ability to execute our initiatives; changes in our approach to pricing and selling services engagements; our initiatives related to the Android operating system and mobile device markets; intellectual property risks; risks associated with expanding our international operations; and, risks associated with our ability to expand our systems and overall capacities as required to sustain the growth in our business. Therefore, all forward-looking statements should be considered in light of various important factors including, but not limited to the risks and uncertainties listed above. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made. Please also refer to the Company’s most recent Quarterly Report on Form 10-Q, Annual Report on Form 10-K and other filings with the SEC for other important risk factors that could cause actual results to differ materially from those indicated in any forward-looking statements.

BSQUARE CORPORATION

THIRD QUARTER 2010 CONFERENCE CALL

NOVEMBER 11, 2010

Scott Mahan – BSQUARE Chief Financial Officer

Good afternoon everyone. Before I begin, let me remind you that this call is being broadcast over the Internet, and that a recording of the call, and the text of our prepared remarks, will be available on our website. I would also like to direct your attention to the safe harbor statement contained in our press release issued today and the safe harbor statement which will be posted with these prepared remarks on our website, both of which apply to the content of this call. All per share amounts discussed today are fully diluted numbers.

Financial Results

With that said, let me recap our financial results. We reported total revenue this quarter of $25.3 million, up 54% from $16.4 million in the year-ago quarter and down 6% from $26.9 million in Q2. A significant increase in third-party software sales accounted for the Y/Y increase whereas a decline in Ford-related service revenue drove the Q/Q decline. Excluding a $2.5 million Ford overrun adjustment which benefited Q2, this was our best top-line quarter ever. Total revenue for the first nine months was $69.2 million, up 41% from $49.2 million in 2009.

Sales of third-party software were $18.0 million this quarter, up 102% from $8.9 million in the year-ago quarter and up 10% from $16.3 million in Q2. The Y/Y increase was driven by an 82% increase in Microsoft General Embedded operating system sales and $3.1 million in Windows Mobile operating system sales compared to none in the year-ago period and $2.5 million in Q2. The Y/Y increase in General Embedded sales was driven by a 14% increase in our customer base and a 60% increase in average purchasing volumes. These metrics benefited from the addition of a new customer this quarter that accounted for $1.1 million in General Embedded licensing sales. The Q/Q increase in third-party software sales was driven primarily by the new customer and the sequential increase in Windows Mobile sales. Third-party software sales were $45.4 million for the first nine months compared to $22.9 million in 2009.

Proprietary software revenue was $1.1 million this quarter, up 16% compared to $947,000 in the year-ago quarter and up 15% from $952,000 in Q2. Increases in TestQuest revenue and non-TestQuest product support revenue coupled with Qualcomm Snapdragon Mobile Development Platform, or MDP, reference design sales drove the Y/Y increase. Our first sales of the MDP occurred this quarter. The Q/Q improvement was driven by an increase in non-TestQuest product support revenue and the MDP sales, partially offset by lower TestQuest revenue. TestQuest revenue was $403,000 this quarter, compared to $273,000 in the year-ago quarter, and $582,000 in Q2. Proprietary software revenue was $3.0 million for the first nine months compared to $3.1 million in 2009. TestQuest revenue was $1.5 million for the first nine months compared to $1.3 million in 2009. Brian will speak to the prospects for our TestQuest products later but as we have mentioned previously, results-to-date have been somewhat disappointing and if we are not able to improve our TestQuest-related cash flows, we may be faced with an impairment charge on our TestQuest intangibles which would be a non-cash expense.

Service revenue was $6.2 million this quarter, down 5% compared to $6.5 million in the year-ago quarter and down 36% from $9.7 million in Q2. Ford-related service revenue was $2.5 million this quarter compared to $3.3 million in the year-ago quarter and $6.2 million in Q2 and drove the Y/Y and Q/Q declines in total service revenue. On last quarter’s call we said that we expected Ford-related service revenue to decline sequentially by $3.9 million and total service revenue to decline by $3.5 million. Ford came in roughly $200,000 better-than-expected due to the addition of incremental resources. Asia service revenue of $960,000 represented our best performance there in over seven years driven by significant customer projects in Japan, and was up 79% Y/Y and 216% Q/Q. We did experience a sequential decline in our North American service book of business outside of Ford coming off our first sequential increase in two years in Q2, but much of this was timing related and we are expecting a healthy sequential increase in Q4. Total service revenue was $20.8 million for the first nine months compared to $23.2 million in 2009. Ford-related service revenue was $11.0 million for the first nine months, compared to $13.7 million in 2009.

Turning to gross profit and margins:

Overall gross profit was $5.0 million this quarter, or 20% of total revenue, as compared to $3.4 million, or 21% of revenue, in the year-ago quarter and $7.8 million, or 29% of revenue, in Q2. The Y/Y increase in overall gross profit was primarily driven by incremental third-party software contribution of $1.1 million. The Q/Q decline in overall gross profit was driven by $2.9 million, or $0.28 per share, in Ford-related effects that benefited Q2 without which total gross profit would have been $4.9 million, or 20% of revenue. Specifically, $2.5 million in service revenue recognized in Q2 when we signed the Ford contract amendment pertained to project overruns incurred in Q1, and Q2 also included the reversal of a $390,000 loss contract accrual established in Q1. Third-party software margin was 15% this quarter compared to 17% in the year-ago quarter and 15% in Q2. Proprietary software gross margin was 83% this quarter, compared to 84% in the year-ago quarter and 85% in Q2. Service margin was 24% this quarter, compared to 17% in the year-ago quarter and 47% in Q2. The Y/Y improvement in service margin was due to the year-ago quarter being negatively impacted by project overruns on the main Ford program. The Q/Q decline in service margin had to do with the Ford effects I just described which benefited Q2. If you normalize for these effects, Q2 service margin was 23%. Unanticipated bonus expense negatively impacted the quarter such that, without this expense, service margin would have run 28%. Overall gross profit was $14.0 million, or 20% of total revenue, for the first nine months compared to $12.2 million, or 25% of total revenue, in 2009.

Moving down the P&L:

Operating expenses were $4.0 million for the quarter compared to $3.3 million in the year-ago quarter and $3.8 million in Q2. The prior year benefited from the reversal of an accrued legal fees liability in the amount of $534,000, or $0.05 per share, without which opex would have been $3.9 million. The remainder of the Y/Y increase relates to the accrual of year-end bonuses in the amount of $253,000. The total bonus expense, including amounts which impacted service cost of sales, was $330,000, or $0.03 per share, and there was no similar expense in the year-ago quarter or Q2. This bonus expense drove the Q/Q increase in opex as well. Total opex was $11.9 million for the first nine months as compared to $12.0 million in 2009.

Now, I’ll speak to our bottom line results:

We reported net income for the quarter of $936,000, or $0.09 per share, up from $71,000, or $0.01 per share in the year ago quarter and down from $4.0 million, or $0.39 per share, in Q2. The year-ago quarter benefited from a legal liability reversal of $534,000, or $0.05 per share whereas Q2 benefited by $2.9 million, or $0.28 per share, from the Ford-related effects I discussed previously such that normalized Q2 net income would have been $1.1 million, or $0.11 per share. For the first nine months, we reported net income of $1.5 million, or $0.14 per share, compared to net income of $329,000, or $0.03 per share, in 2009.

We generated EBITDAS of $1.5 million this quarter, or $0.14 per share, compared to $477,000, or $0.05 per share, in the year-ago quarter and $4.3 million, or $0.42 per share, in Q2. Adjusting for the Ford-related effects which benefited Q2, normalized Q2 EBITDAS was $1.5 million, or $0.14 per share, which was flat compared to the current quarter but as I mentioned earlier, this quarter included bonus expense in the amount of $330,000 of which $175,000, or $0.02 per share, was not added-back for EBITDAS purposes while the remainder hit stock-comp expense. We generated EBITDAS of $3.4 million, or $0.33 per share, for the first nine months compared to $1.5 million, or $0.15 per share, in the prior year.

Cash and investments increased $4.3 million to $21.5 million at quarter-end largely as a result of collecting significant Ford receivables invoiced just prior to June 30. The September 30 cash and investments balance includes $875,000 of restricted cash and $828,000 of auction rate securities, both classified as long-term. The auction rate amount is net of a valuation allowance of $522,000. On last quarter’s call, we said we expected cash and investments to increase to $20.5 million at quarter-end. Stronger-than-expected sales and a reduction in DSOs accounted for the higher-than-expected quarter end balance. Capex was $49,000 this quarter and $121,000 on a year-to-date basis. We currently expect full-year capex to come in at $200,000 to $250,000. We currently expect total cash and investments to increase by $1.0 to $1.3 million in Q4.

Headcount, including contractors, is currently 263 compared to 252 as of the date of our last call. Engineering services headcount is currently 171, up from 164.

Now, I would like to turn the call over to Brian Crowley, BSQUARE’s Chief Executive Officer.

Brian Crowley – BSQUARE Chief Executive Officer

Thanks Scott. Today I will provide my perspective on our Q3 results, update you on our key initiatives and then discuss our outlook for Q4.

I’ll start with services by saying that I am pleased with our overall service results for Q3. Most significantly, we completed the original Ford contract on August 11 and have moved the development team into the Ford Competency Center. The team is now focused on new feature development under the direction of Ford. Our relationship with Ford is good and the Competency Center has brought stability to our service results as the Competency Center business model eliminates the overrun risks we previously experienced. Our Competency Center agreement with Ford runs through July 2011, and we hope to renew the agreement at that time. Outside of Ford we made positive progress in several areas: Our Asia team is working on several Windows CE, Windows Mobile and Adobe Flash projects which drove the strong results and good margins out of Asia during the quarter. We have an initiative to expand our work on the Android platform and have been steadily growing our Android experience and revenue. In fact, we are currently delivering on six Android projects and we believe that we are rapidly growing our reputation for quality delivery on that platform. While the majority of our service revenue today still comes from embedded Windows projects, over time we seek to have a more balanced portfolio of Windows Embedded and Android projects. Another initiative we have been driving over the last two years involves expanding our customer base by building an applications development team to create applications and user interfaces for our customers. We have had good success with this initiative, and our applications development team is now the single largest team inside our service organization which reflects the growing number of application development projects that we are delivering.

Turning to proprietary products, we did see a slight sequential increase in proprietary product revenue. TestQuest product sales came in lower than our expectations due to a couple of large opportunities that moved out of the quarter. We have learned over the last year that the TestQuest sales cycle is long and the revenue results can be lumpy. One or two large opportunities can move out of a quarter make it difficult to backfill those opportunities due to the length of the sales cycle. We are attempting to create a TestQuest revenue breakout through our Handset Certification Platform efforts as I will discuss in a moment. In parallel with the Handset Certification Platform effort, we continue to sell TestQuest to our traditional customer base, and will continue to work to increase sales into this base. Our Texas Instruments OMAP-related revenue was flat from Q2. At this point we have completely ramped down the investment in our OMAP Windows CE and Windows Mobile Board Support Packages, or BSP’s, and have moved both products into harvest mode. We expect that OMAP-related revenue will slowly grow as more devices ship using our BSP’s. We also continue to earn revenue from a variety of other sources including our legacy SDIO and Schema products, as well as sales of Qualcomm’s Snapdragon Mobile Development Platform. We expect that those product revenues will continue generally at current levels for the next year.

Our third-party software sales turned in a fantastic quarter driving very good growth in sales of both windows embedded and windows mobile products. There is no single reason that accounts for the growth in third-party software sales. We attribute this growth to a combination of improved economic conditions, improvements in our sales channel and structural channel changes that Microsoft has made that have resulted in additional customers coming to the embedded sales channel to purchase certain Microsoft products. Outside of Microsoft products, we continue to see steady demand for Adobe flash licenses and growing demand for McAfee Solidcore security products. We expect that Adobe Flash license sales will tail off over the next year as Adobe makes progress in their Open Screen Project initiative. We expect that McAfee Solidcore license sales will continue to slowly increase for the foreseeable future. We turned in another solid quarter selling Windows Mobile licenses, and through the third quarter have sold $6.8 million of Windows Mobile licenses worldwide and expect to finish the year close to the top-end of the $5 to $10 million range of incremental Windows Mobile revenue we provided at the beginning of the year.

Next let me discuss our key growth initiatives. To remind you, we have three primary growth initiatives: First, we are expanding our footprint in Asia in order to capture additional business, second, we are looking to expand our territories we sell our third party products into as well as the number of third party products that we sell and, finally, we are working to expand our proprietary IP portfolio.

I’ll start with our progress in Asia. There is a tremendous amount of innovation and activity in the smart device world taking place in Asia today and in order for BSQUARE to continue growing, we need to be present in that territory in a more significant way. Through the first three quarters of 2010, only 14% of our revenue was earned from customers outside of North America, the vast majority of that coming from Asia. Our long-term goal over the next several years is to earn closer to 40 or 50% of our revenue outside of North America. Therefore, we have two initiatives underway in Asia: First we are expanding our sales channel. Today our Asia sales are focused primarily in Taipei, Tokyo and Beijing and we know that we are missing out on business in Korea and other areas of China outside of Beijing because we do not have local representation or because our current sales staff is bandwidth constrained. We have recently added two new sales people in Korea and are in the process of adding up to five additional sales people in various locations around China. Adding sales capacity will bring business in the door, but we must be able to deliver on that business, therefore we are in the process of ramping up our Asia engineering team. We have added additional engineers to our Taiwan engineering team and at some point, most likely in early-to-mid 2011, we expect to establish a China-based development center. Building out our Asia engineering team will have an important benefit for our North America service revenue in that we can utilize our Asia teams in conjunction with our North America teams to deliver North America service projects at lower costs but higher margin by blending delivery out of higher and lower cost locations. Historically our

North America service prices have been higher than many of our larger competitors due to the fact that we have almost always delivered our North America services using North American resources. We have tracked considerable business that we lost due to price, and we believe that if we can profitably bid this business at a price 20-30% lower than our typical rates, our addressable market would be considerably larger. This is particularly important as we continue expansion of our applications team, as the applications development market is price-sensitive with many Indian consulting firms offering their services at competitive rates. Therefore, in parallel with building up our Asia engineering capacity, we are upgrading our internal systems and processes to allow us to manage and deliver these blended programs very efficiently. We do not expect to reduce the size of our North American delivery organization, rather we think the opposite will happen – that with more competitive pricing and the added service capabilities I just discussed, we should win incremental business that will drive the need for additional North America engineering capacity. With the implementation of a blended delivery model in 2011, we expect growth in our service revenue during the year, and at the same time we believe that the blended delivery model will allow us to drive our service gross margin into the mid 30% range by end of the year.

Our growth strategy around third-party products is quite straightforward - we are working with our partners to expand the territories in which we are able to sell their products and we are looking for additional products to sell. For example, today we are authorized to sell the Microsoft Embedded products only in North America, but we would like to sell these products worldwide and we are working towards that goal. We also created a new position within the company to focus on listening to product requests coming from our customers and then searching for products that fulfill those requests by either setting up resell agreements or by turning the request over to our product team to determine if it makes sense for us to invest in creating that product.

As you see from the results we announced today, third-party product sales are driving our revenue growth. While the blended margin from third-party sales is relatively low, we have always been able to sell our third-party products efficiently and profitably. We believe that adding additional territories and products to our third-party portfolio will drive incremental revenue and profits on a consistent basis. Third-party products also add to the overall solution bundle that we are offering to our customers. I like to think of it this way – if a customer needs 50 pieces of software to make their device, we want to be able to offer them all 50 pieces plus high-quality services to tie the solution together. The more products that we have to offer a customer through all phases of their device development, the stickier we become with that customer and the more likely we are to have an extended relationship with that customer.

Finally, let me update you on our products initiatives and our TestQuest Handset Certification Platform. First let me say how happy I am to have John Traynor join BSQUARE as our Vice President of Products. John brings a great technology and business background to our company and is already having a positive impact. I have asked John to focus on two key initiatives – first we seek to become more nimble and cost-effective in finding and acting on product opportunities and John is working on building a quick-turn development process that I hope to talk about more in future quarters. The second initiative is to drive the TestQuest Handset Certification Platform that we announced early in the quarter.

The Handset Certification Platform allows a Mobile Operator to develop, manage and publish portfolios of test cases to multiple Smartphone OEMs and enables OEMs to pre-certify devices before they are submitted to the Mobile Operators’ device certification centers. Optionally, BSQUARE will develop and maintain the test case portfolio for the Mobile Operator. The complete cycle from test development, distribution, testing and Mobile Operator certification is automated, secure and auditable. We believe that this product will give both Mobile Operators and smartphone OEM’s a valuable tool to ensure incoming device quality and reduce the cycle time to bring new devices to market.

From a business perspective, the Handset Certification Platform moves us from selling TestQuest licenses to individual OEM’s or enterprises for around $40,000 to $60,000 per sale, to selling strategic distributed installations to Mobile Operators and their OEM’s with potential million dollar plus multi-year revenue streams. There are over 900 Mobile Operators worldwide, with the largest 30 Mobile Operators representing over 3 billion subscribers. This is a large potential market that we are selling this product into. Of course, as I mentioned earlier, we will continue to sell TestQuest into our traditional OEM and Enterprise customer base and do not intend to back off driving revenue from these customers.

As I mentioned last quarter, we are currently working on a Handset Certification Platform opportunity at a major Asian Mobile Operator, and are in discussions with a North American and European Mobile Operator both of whom have expressed interest in our solution. I said last quarter that I thought we have a good chance of closing our first Handset Certification Platform sale in the fourth quarter, and given the progress we have made, that opportunity still exists. One caution, even if we are successful in closing our first sale in Q4, due to the implementation time required we will not begin to see meaningful revenue until 2011.

I will finish our call today with expectations for the fourth quarter. Based on our current outlook, we expect that revenue from our third-party software, proprietary software and engineering services will all be up sequentially. As we mentioned in our press release, we expect total revenue to come in the range of $26 million to $28 million dollars. We expect that our total gross margin will improve driven by improvements in our service margin. We expect improved profitability in Q4 and finally we expect to increase our cash and investments by $1.0 million to $1.3 million dollars in the quarter. Obviously these expectations are based on our current forecasts which are subject to change and the potential impairment charge of our TestQuest asset that Scott discussed earlier.

We have been asked the question by investors: “Is the revenue level you have been showing since Q2, and resulting profitability therefrom, a new baseline from which you expect to grow?” The short answer is yes, we believe that subject to any major changes in strategy by our partners, changes in the economy, and the other risk factors that we list in our filings, this level of business is sustainable and we believe that we can show incremental revenue and profitability growth on top of this baseline. Certainly to sustain and build on this level of business we will be making investments that will add to our current expense run-rate. As always, we seek to make measured and prudent investments and our aim is always to remain profitable while we grow the overall business.

One final thought, we have not previously provided guidance at this level of detail but are doing so this quarter partly because we feel our visibility into the 4th quarter is particularly clear, and we feel the information will be helpful to investors. We expect to continue to provide similar types of guidance in the future when we have sufficient clarity to do so, but there may be many factors that could lead to a decision to exclude all guidance or particular types of guidance, depending on the information we have on hand at the time of our earnings announcement.

With that, I will wrap-up. Thank you for attending our call today. This ends the prepared portion of our call. We will now open up the call for questions.

QUESTIONS & ANSWERS

Our first question comes from Don Steinkamp from PSC. Please go ahead.

Don: Yes, congratulations to everyone. I’ve never seen such a fast ramp up in sales and profits and I want to thank, Brett Maas for introducing me to BSQUARE and a lot of my friends and customers have invested. I have one question. I’d like for you to give a 1 minute dissertation on how an engineer uses a handheld device. What does he ask the computer, what does he get back, how is it used? What does he do? I don’t understand how it’s helpful. I know what Windows does, but tell me what they typically do. Thank you.

Brian Crowley: Are you talking about a typical handheld device or are you asking a question about our handset certification platform?

Don: Physical.

Brian: I mean a physical device is used, we get involved in many different kinds of devices. All the way from Smartphones, you know through handheld terminals that are used in industrial applications. I’m seeing a Federal Express truck outside our office. You know, he’s got a handheld device that he gets shipping information from. All the way to inside the vehicle, in vending machines like our Ford and Coke customers that we’ve talked about.

Don: What does he key in and what does he get out?

Brian: It really depends on the application. Every application is different.

Don: You’ve got lots of different applications then, huh.

Brian: Yeah. There’s not any one answer to that question.

Don: Ok. How many people at Ford use the system?

Brian: How many customers does Ford have that use it?

Don: Yeah, how many customers does Ford have that use it?

Brian: You know, the way to look at that is the Ford system is shipping on the MKX and the Ford Edge and the Ford Explorer and when Ford reports results for those vehicle lines you can see how many users there are. It’s not something that we can say.

Don: They won’t let you say how many?

Brian: Yeah, we don’t know. And even if we did know, it’s not something we can disclose.

Don: Ok, thank you.

Brian: Yeah, thank you.

Host: Thank you. Once again, if there are any additional questions, please press * followed by the 1 at this time. One moment please.

Host: And our next question comes from the line of Sarkis Sherbetchyan with B. Riley & Co., LLC. Please go ahead.

Sarkis: Hi Gentlemen. Congratulations on the quarter.

Scott Mahan: Thank you.

Sarkis: A couple of questions here. Just to confirm, I mean, in the November investor presentation on slide 16 we had the gross opportunity summary and I noticed that, you know, the expectations for margin improvements were pretty compelling and I just want to understand, is the $40 million in sales opportunities incremental to your baseline today?

Brian: Yeah, we think that that is, you know, incremental to the run rate that we’re on now.

Sarkis: Ok. And, to get to that, growth rate, I mean what types of investments would you have to make in sales or marketing or any other Opex in order to make that happen? Could you maybe quantify that?

Brian: You know, it’s hard to quantify that at this point. I talked about some of the sales investments that we’re making over in Asia right now. That’s obviously a big part of it. You know, as we expand territories, I talked about expansion of territories today. That’s obviously going to, you know, require us to set up additional systems, maybe some additional offices, some additional sales heads in different regions of the world as we expand our territories. You know and then potentially as, you know, as we grow our engineering offices there is a ramp up and training time for these engineers. You know. We bring engineers on and typically they go through a training and ramp up period. It’s kind of 4 to 6 months before they really become, you know, fully utilized and fully billable to a customer. Not always, but in general, you know, they don’t just hit the ground running on Day 1. But, you know, except for what we talked about as far as headcount in growing Asia right now, we haven’t disclosed any of the other, we haven’t quantified I should say, any of the other expenses at this point. Is there anything you want to add to that Scott?

Sarkis: Well, thank you for that color. That definitely does help. And, you know, along the lines of the TestQuest certification program. I mean it looks like you’re gaining interest and traction definitely. Do you have a timeframe as to when you would expect to win your first customer?

Brian: Yeah, we are hoping to win our first customer in Q4.

Sarkis: Ok.

Scott: But remember to a point Brian made, in his prior remarks, the way this business model works is we close with the mobile network operator first and then it becomes a requirement, of their OEM and ODM suppliers and that’s who we’re generating revenue from. So closing a carrier in Q4 means revenue in 2011.

Brian: Yea, closing the mobile network operators is just the first step in the process.

Scott: But, it is the key step.

Sarkis: Right. So, if we do close the deal in Q4, basically the sales will materialize sometime in 2011 and hopefully beyond, right?

Scott: Yeah, that is the idea.

Sarkis: Ok, perfect. And, you know we’ve been seeing Ipads and Androids appear, I guess, in some sales person’s hands nowadays and, essentially there’s some great opportunities to have these types of tablets and like devices, in different parts of the business organization. Looks like it’s actually the disruptive type of technology. Do you have anything as far as app development or any other type of work that you’re doing on these Android tablets or such devices?

Brian: We’re doing, actually, in our service organization, we are doing a fair amount of app development on Android devices. And, we don’t have any products today around Android but we hope to develop some in the future. But right now the service opportunity appears to be quite robust around Android. Also I should mention, thank you Scott, our TestQuest product does support Android. And, you know, quite a few of our TestQuest opportunities that we’re working on are Android related.

Sarkis: Great, thank you very much and good luck guys.

Scott: Thank you.

Host: Our next question comes from the line of David Mau with Montgomery Street Research.

David: Good afternoon and congratulations gentlemen on the great quarter.

Brian: Thank you very much.

David: I guess I have a follow up question on gross margin in the 4th quarter and knowing that you don’t say anything in your guidance about the blend of business between 3rd party software and services and I was wondering if you might add some color to that because there are different gross margin rates there.

Scott: We are not providing any more detailed guidance right now than the combined $26 to $28 million we provided other than we did say that they would all be up.

David: Okay, very good. I guess my next question has to do with the TestQuest certification program. I probably missed past conversations about that, but is it, you know, correct me if I’m wrong here, you sell a certification program to a wireless operator to certify handsets from various manufacturers. But is the sale of software to those manufactures licensed only for the work that they’re doing with that particular carrier, or I guess maybe I should say, how would I say this differently? If you have sales or multiple customers that are different carriers, does that multiply the number of licenses or I guess maybe it could just be royalties that you’ll get from different manufacturing organizations?

Brian: Yeah, I understand what you’re getting at. So, we do this as a subscription model in that we implement the handset certification platform for a mobile network operator. They in turn require their OEMs to connect through the platform and pre-test and pre-certify the handsets before they go to the mobile network operator. And they pay us a yearly subscription in order to use that service. And, if we sell this to multiple mobile network operators, then an OEM would pay us for each separate mobile operator. The value is really not so much in the platform but in the automation of the task. And each mobile network operator has their own proprietary set of test suites that they would want automated.

David: Okay, and secondly is the opportunity larger on the operator side or on the manufacturer side of the handsets?

Brian: We don’t expect we are going to generate really any revenue or minimal revenue from the operators. We are going to generate it all from the handset guys. We are going to give the product to the operators for free and automate their tests for free.

Scott: And one point here, this business model that Brian talks about is not without precedent. There are other analogs in the industry where mobile operators are requiring their OEM suppliers to use the software or services provided by someone like Bsquare.

David: Ok, very good. Thank you and Congratulations, again.

Brian: Thank you.

Host: The next question is from Ryan Vardeman.

Ryan: Hi Guys. Congratulations on a great quarter.

Brian: Yes, thanks Ryan.

Ryan: The services pipeline. What does that look like as it relates to operating systems, Windows versus other? Or is that even a relevant metrics to you guys?

Brian: No, it is a relevant metric Ryan, I just don’t happen to have it off the top of my head. All I’ll tell you is that we have been chasing a balance of opportunity between Windows and primarily Android. I just don’t know where the pipeline sits between the two.

Scott: Ryan, the bid activity on the Android side is up significantly.

Brian: Yea, the bid activity is strong. I just don’t know relative to each other how they sit today.

Ryan: Ok, and then as it relates to new third party products that you’re looking to potentially sell, how many different vendors are kind of represented there?

Brian: Right now we’re in discussion with about 5 different vendors at this point, of new products.

Ryan: Oh wow, and are some of those and are they quite different than some of the products you currently are selling?

Brian: Yes. If you look at the products today, obviously the bulk of it is Microsoft operating systems and then we have the McAfee security products and the Datalight flash file systems products and Adobe Flash. And so we’re looking at products that are related to web browsing. We’re looking at products that are related to device management. So some different categories where we’re hearing customers say, yeah we have a need in this area and we’d like to get our software from one person or one company.

Ryan: ok, and then, as it relates to auction rate securities litigation, I guess there’s probably no update there? But, is there any?

Scott: There’s no updates. We don’t even have an official date of arbitration yet. We expect it to be a mid 2011 time frame. As I mentioned we’re sitting on a little over $800,000 of auction rates right now, which is representative of par value of $1.35 million, and subject to market conditions, I wouldn’t be surprised to see a liquidate about $850,000 out of the $1.35 million in Q4, but we do not expect to take any significant realized losses as a result.

Ryan: Ok, and then just as a reminder, what is the cumulative losses that you have taken previously I guess?

Scott: They are a little under, or what’s run through the P&L is a little under $550,000.

Ryan: All right, thank you all very much and keep up the good work.

Scott: Ryan, hold on, actually it was $550,000 this year, but there was an additional $380,000-ish taken about 2 years ago.

Host: I show no further questions.

Brian: Ok, well, thank you very much for your interest and we look forward to talking to you again next quarter.